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                          SECURITIES AND EXCHANGE COMMISSION

                                   WASHINGTON, D.C.









                                  PHARMAGENICS, INC.



                          ----------------------------------


                                    Exhibit 10.62

                                          to

                            QUARTERLY REPORT ON FORM 10-Q

                         For Quarter Ended September 30, 1996



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June 27, 1996


Michael I. Sherman, Ph.D.
314 Forest Avenue
Glen Ridge, New Jersey 07028


Dear Mike:

         This letter agreement (this "Agreement") sets forth the terms and conditions of your employment by PharmaGenics, Inc., a Delaware corporation (which corporation, including its successors and assigns, will be referred to in this letter agreement as the "Company").

1.       TERM.     The Company hereby employs you and you hereby
         accept employment by the Company subject to the terms and conditions in this Agreement. Your employment shall be for a three-year period (the "Term") commencing July 1, 1996 and ending June 30, 1999, subject to earlier termination as provided in this Agreement. The Term and each extension thereafter shall be automatically extended for successive one-year periods unless either party shall give written notice to the other party at least sixty (60) days prior to the expiration of the then present term that it elects not to extend such term. The employment period as described in this paragraph shall be referred to in this Agreement as the "Employment Period."

2.       DUTIES.   (a)  The Company shall employ you as President
         and Chief Executive Officer of the Company. You shall perform well and faithfully such duties and services consistent with your positions with the Company as may be assigned to you from time to time by the Board of Directors of the Company or its designee.

         (b) The Company shall use its best efforts to ensure your election as a member of the Board of Directors and of the Executive Committee thereof during the Employment Period.

         (c) Except for reasonable vacations of a duration consistent with Company policy and absences for temporary illness,

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Michael I. Sherman, Ph.D.
June 27, 1996
Page 2


         you shall devote your full time and energy to the business of the Company during the Employment Period. You shall not engage in any other business activity which in the Company's reasonable judgment conflicts with your duties to the Company during the Employment Period.

3.       COMPENSATION; REIMBURSEMENT.  (a)  During the Employment
         Period, commencing July 1, 1996, the Company shall pay you initially an annual base salary (the "Base Salary") of $242,650, payable in such installments as is consistent with Company policy for senior executives. It is understood, however, that in the event that prior to March 31, 1997 the Company undergoes a change in control and/or receives additional financing in the cumulative amount of three million dollars ($3,000,000), your annual base salary will be increased to $260,000 retroactive to July 1, 1996. The Base Salary shall be increased, as of each July 1 during the Employment Period by
         (i) a percentage corresponding to the percentage increase (the "CPI Increase"), if any, in the Revised Consumer Price Index (1967=100) -- All Urban Consumers [New Series] since the last adjustment date, or, if no prior adjustment has been made, since July 1, 1996, and (ii) such additional increases, if any, as determined by the Compensation Committee of the Board of Directors in its sole discretion.

         (b) On a calendar year basis within the Employment Period, the Company shall pay you a cash bonus of at least $20,000, and may pay you such additional bonuses as determined by the Compensation Committee of the Board of Directors in its sole discretion. Such bonus or bonuses shall be paid in such manner and at such times as is consistent with Company policy for senior executives.

         In addition, if, before the end of 1996, the Company (i) has an Initial Public Offering with proceeds of at least twenty million dollars ($20,000,000), or (ii) signs a definitive merger agreement in which the Company's valuation is sixty million dollars ($60,000,000) or greater, the Company shall pay you an additional one-time bonus of $25,000 or a greater amount at the discretion of the Board of Directors.

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Michael I. Sherman, Ph.D.
June 27, 1996
Page 3


         (c) During the Employment Period, the Company shall, at your option, either (i) pay to you a car allowance of up to $650 per month payable upon your submission of appropriate documentation evidencing purchase and delivery of the car, (ii) reimburse you for car rental or lease and related expenses not to exceed $650 per month, or (iii) rent or lease a car for you in which case you agree to reimburse the Company for all expenses paid by the Company related to such car rental to the extent such expenses exceed $650 per month. Such payments to you shall be grossed up on an annual basis in an amount equal to federal and state income taxes on such payments.

         (d) During the Employment Period, you shall be entitled to such health and other benefits as are made available to senior executives of the Company.

         (e) If at any time during the Employment Period the principal offices of the Company shall be moved to a site outside a fifty-mile radius of Glen Ridge, New Jersey, the Company shall reimburse you for reasonable relocation costs related thereto.

4.       TERMINATION.   (a)  The Company may terminate your
         employment at any time, with or without "cause."

         (b) In the event of termination by the Company of your employment without "cause," such termination shall be effective immediately upon notice to you, and, in such event, the Company shall pay you that portion of your Base Salary prorated to the date of termination which has not yet been paid to you within thirty (30) days of such notice, plus twelve months' Base Salary (at the rate and frequency in effect at the time of termination but with no additional increases), but neither you nor your assigns, beneficiaries or estate shall have any further rights or claims against the Company, other than any rights or claims to which you are entitled as a shareholder of the Company.

         Without limiting the generality of the foregoing, (i) the Company's election not to extend the Employment Period at

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Michael I. Sherman, Ph.D.
June 27, 1996
Page 4


         any time after the Term, unless for reasons set forth in Sections 4(c) and 4(d), shall be deemed to be a termination without "cause" under this Section 4(b), and (ii) in the event that, at any time prior to the end of the six-month period following the date as of which the Company shall demote you from the office of President and Chief Executive Officer or appoint an officer of the Company to whom you will be subordinate, you shall terminate your employment (other than for "cause" or for a reason described in Section 4(d) below), such termination shall be deemed to be a termination by the Company without "cause" under this Section 4(b).

         (c) In the event of termination of your employment for "cause," such termination shall be effective immediately upon notice to you and, in such event or in the event of your "voluntary termination" (as defined in this Section 4(c) below), the Company shall pay you that portion of your Base Salary prorated to the date of termination which has not yet been paid to you, including any CPI increase due you but not paid, but neither you nor your assigns, beneficiaries or estate shall have any further rights or claims against the Company, other than any rights or claims to which you are entitled as a shareholder of the Company.

         As used in the letter agreement, "cause" means (i) your willful misconduct or gross negligence with respect to the business and affairs of the Company (or any subsidiary or affiliate thereof), (ii) your breach of the provisions of Section 5 or 6 hereof, or (iii) your commission of an act involving embezzlement or fraud or conviction for any indictable crime.

         The termination of your employment for any reason other than as set forth in Section 4(a), 4(b), or 4(d) hereof, including any election by you not to extend the Employment Period after the Term, shall be a "voluntary termination."

         (d) In the event of disability (under circumstances rendering you incapable of performing the services hereunder for a period of 180 consecutive days or longer or

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Michael I. Sherman, Ph.D.
June 27, 1996
Page 5


         180 days during any twelve-month period), or such longer period of time as necessary to qualify for disability benefits under the Company's long-term disability benefits plan, the Company may terminate your employment at any time thereafter, effective upon notice to you. In the event of your death, your employment will be deemed terminated on the date of your death. In each case, the Company shall pay you (or your estate or beneficiaries as the case may be) that portion of your Base Salary prorated to the date of termination which has not been paid to you, plus six months' Base Salary (at the rate and frequency in effect at the time of termination but with no additional increases), but neither you nor your assigns, beneficiaries or estate shall have any further rights or claims against the Company, other than any rights or claims to which you are entitled as a shareholder of the Company.

5.       CONFIDENTIALITY.    You agree that you will not, at any time
         during the Employment Period, or for the five-year period immediately following the Employment Period, disclose to any person, firm, corporation or other business entity, except in furtherance of the Company's business or as required by law, any non-public information concerning the business, clients or affairs of the Company or any subsidiary or affiliate thereof for any reason or purpose whatsoever nor shall you make use of any of such non-public information for your own purpose or for the benefit of any person, firm, corporation or other business entity except the Company or any subsidiary or affiliate thereof.

6.       RESTRICTIVE COVENANT.    (a)  You hereby acknowledge and
         recognize that during the Employment Period you will be privy to trade secrets and confidential proprietary information critical to the Company's business. You further acknowledge and recognize that the Company would find it extremely difficult or impossible to replace you and accordingly you agree that, in consideration of the premises contained in this Agreement, the consideration to be received by you hereunder and in consideration of certain stock and stock options to be issued to you by the Company, you will not, (i) from or after the date hereof through the

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Michael I. Sherman, Ph.D.
June 27, 1996
Page 6


         first anniversary of the termination of the Employment Period (provided, however, that in the event that for any reason you do not receive payment as specified in Section 4(b) or as a result of a termination of your employment by the Company without "cause," the period in this clause (i) shall terminate thirty (30) days after the termination date of your employment), (A) be employed as an officer or director by any business which is engaged primarily in research and development activities which are fundamentally the same as those of the Company at the time of your termination (or time of determination if during the Employment Period) ("Competing R & D") and the marketing and/or distribution of products from Competing R & D (including products licensed from another entity and based on Competing R & D) (any such business or activity described in clause (A) being referred to in this Agreement as a "Competing Business"), excluding any employment with a "Fortune 500" corporation or activities by reason of your employment with a "Fortune 500" corporation (provided that you shall in any event be subject to the restrictions of Section 5 hereof) or (B) from and after the date hereof through the first anniversary of the termination of the Employment Period induce other employees of the Company or any subsidiary or affiliate thereof to terminate their employment with the Company or any subsidiary or affiliate thereof, or engage in any Competing Business, except with the prior written approval of the Company.

         Notwithstanding anything to the contrary, it is explicitly understood that in the event the Company ceases R&D operations, all of your employment restrictions in this Section 6(a) will be waived, although all of your confidentiality obligations will remain in full effect.

         (b) You understand that the foregoing restrictions may limit your ability to earn a livelihood in a Competing Business, but you nevertheless believe that you have received and will receive sufficient consideration and other benefits in connection with the Company's issuance of certain stock and stock options to you, as an employee of the Company and as otherwise provided hereunder to clearly

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Michael I. Sherman, Ph.D.
June 27, 1996
Page 7


         justify such restrictions which, in any event (given your education, skills and ability), you do not believe would prevent you from earning a living.

7.       COMPANY RIGHT TO INVENTIONS.    You shall promptly disclose,
         grant and assign to the Company for its sole use and benefit any and all inventions, improvements and technical information relating in any way to the business of the Company, which you may develop or acquire during the Employment Period (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information. In connection therewith, during the Employment Period and the five-year period immediately following the Employment Period:

         (a) You shall without charge, but at the expense of the Company, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be reasonably necessary or proper in the reasonable opinion of the Company to vest title to any such inventions, improvements, technical information, patent applications, patents, copyrights or reissues thereof in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world;

         (b) You shall render to the Company at its expense (including a payment that is reasonable and customary in the industry for the time involved in case you are not then in employ) all such assistance as it may reasonably require in the prosecution of applications for said patents, copyrights or reissues thereof, in the prosecution or defense or interferences which may be declared involving any said applications, patent or copyrights and in any litigation in which the Company may be involved relating to any such patents, inventions, improvements or technical information; and

         (c) You represent and warrant that your employment with the Company and your execution and delivery of this

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Michael I. Sherman, Ph.D.
June 27, 1996
Page 8


         Agreement and compliance with all the terms of this Agreement does not and will not breach any written or oral agreement you have entered into relating to intellectual property, noncompetition or otherwise, and you shall not enter into any written or oral agreement in conflict with this Agreement.

         The restrictions set forth in Sections 7(a) and 7(b) shall cease to apply five (5) years following termination of the Employment Period.

8.       NOTICES.    All notices and other communications which are
         required or permitted hereunder shall be in writing and sufficient if delivered personally or by telefax or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed using the applicable address set forth in this letter agreement or to such other address as the party to whom notice is given may have furnished to the other party in writing in accordance herewith. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery if personally delivered or delivered by telefax; on the business day after the date when sent if sent by air courier; and on the fifth business day after the date when sent if sent by mail, in each case addressed to such party as provided in this Section or in accordance with the latest unrevoked direction from such party.

9.       GOVERNING LAW.    This Agreement shall be governed by, and
         construed and enforced in accordance with, the laws of the State of New Jersey.

10.      ENTIRE AGREEMENT.    This Agreement contains the entire
         agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings among the parties with respect thereto.



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Michael I. Sherman, Ph.D.
June 27, 1996
Page 9


11. REMEDIES; SURVIVAL (a) You acknowledge and understand that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law; and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of breach or threatened breach by you of the provisions of Section 5 or 6 hereof, the Company shall be entitled to an injunction restraining you from such breach. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for any breach or threatened breach of this Agreement.

         (b) Notwithstanding anything contained in this Agreement to the contrary, the provisions of Sections 5 and 6 and this Section 11 shall survive the expiration or other termination of this Agreement until, by their terms, such provisions are no longer operative.

         (c) It is the intent of the Company and you that this Agreement shall be enforced to the fullest extent permitted by law. Accordingly, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

12.      ASSIGNMENT.    This Agreement is personal in its nature and
         the parties hereto shall not, without the consent of the other, assign or transfer this letter agreement or any rights or obligations hereunder; provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon (i) each successor of the Company, whether by merger, consolidation, transfer of all or substantially all assets, or otherwise and (ii) your heirs and legal representatives.


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Michael I. Sherman, Ph.D.
June 27, 1996
Page 10


         Please acknowledge your agreement with the provisions set forth in this Agreement by executing this Agreement in the space provided below for your signature.


                                  Very truly yours,

                                  PharmaGenics, Inc.


                                  By:  /s/ A. Steven Franchak
                                     -------------------------
                                       A. Steven Franchak
                                       Vice President


Agreed to as of June 27, 1996.


/s/ Michael I. Sherman
------------------------------
    Michael I. Sherman